Exhibit 99

Worldwide Headquarters

1200 Willow Lake Boulevard

St. Paul, Minnesota 55110-5101

NEWS	For Immediate Release	March 17, 2006

H.B. FULLER CLOSES ACQUISITION OF

ASSETS OF ROANOKE COMPANIES GROUP

ST. PAUL, Minnesota - H.B. Fuller Company (NYSE: FUL) announced today that it has completed its acquisition of substantially all the assets of Roanoke Companies Group, Inc.

Total purchase price consideration was $270 million. The company funded this transaction by using $75 million in existing cash and drawing down $195 million from its recently amended syndicated revolving credit facility. The amended facility is a $250 million senior unsecured multi-currency facility that contains an accordion feature which allows the company to increase the aggregate size to up to $375 million.

Roanoke is now part of H.B. Fuller’s Specialty Construction Brands, Inc. business unit and its financial results will be consolidated within the Full-Valu / Specialty Group segment. Additional details regarding the acquisition will be discussed during the company’s first quarter investor conference call on Wednesday, March 29, 2006 at 9:30 a.m. central time (10:30 a.m. eastern time).

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2005 net revenue of $1.512 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit their website at www.hbfuller.com.

Contact:

Investor Relations: Steven Brazones, 651-236-5158

Public Relations: Keralyn Groff, 651-236-5104

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate the Roanoke business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 4, 2005, July 1, 2005, and September 30, 2005 and the Company’s 10-K filing of February 25, 2005. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included. References to volume changes include volume, product mix, and delivery charges, combined.